Exhibit 99.1

Central European Distribution Corporation Finalizes Purchase Transaction for

Polish Distributor; Raises 2007 and 2008 Guidance

Bala Cynwyd, Pa., July 30, 2007 Central European Distribution Corporation (Nasdaq: CEDC) today announced that it has signed a Share Purchase Agreement to acquire 100% of the outstanding shares of PHS Sp. z o.o., a leading Polish distributor of alcoholic beverages. The total purchase price of approximately 8.4 million U.S. dollars will be funded through a combination of 80% cash and 20% shares of common stock of CEDC.

William V. Carey, President and CEO, stated, “We are please to complete this acquisition of a strong distributor in Western Poland. PHS has over 15 years experience in the market and will solidify our distribution presence in this key region of Poland.”

As a result of this transaction, the Company is raising its full year 2007 net sales guidance from $1.10—$1.15 billion to $1.13—$1.18 billion, and its full year 2007 fully diluted earnings per share guidance from $1.56 -$ 1.72 to $1.57- $1.73. The Company is also raising its full year 2008 net sales guidance from $1.20—$1.30 billion to $1.26—$1.36 billion, and its full year 2008 fully diluted earnings per share guidance from $2.00—$2.10 to $2.03—$2.13.

The 2007 and 2008 guidance given above does not factor in the impact of potential new acquisitions in Poland and the region, including the Parliament acquisition announced earlier, or exchange rate movements related to the Company’s Senior Secured Notes. The number of shares used to calculate the 2008 fully diluted earnings per share guidance is approximately 40.9 million.

CEDC is the largest vodka producer in Poland and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to many markets around the world. CEDC also produces and distributes Royal Vodka, the number one selling vodka in Hungary.

CEDC also is the leading distributor and the leading importer of alcoholic beverages in Poland and Hungary. In Poland, CEDC operates 16 distribution centers and 76 satellite branches and imports many of the world’s leading brands, including brands such as Remy Martin, Jagermeister, Metaxa, Jim Beam, Sauza Tequila, Grant’s, E&J Gallo, Sutter Home, Torres, Penfolds and Concha y Toro wines, Corona, Foster’s, and Guinness Stout beers and Evian.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties including, but not limited to; CEDC’s inability to successfully consummate the acquisition and integrate the acquired businesses into CEDC’s existing businesses, that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2006, and in other periodic reports filed by CEDC with the Securities and Exchange Commission.

Contact:

James Archbold

Director of Investor Relations

Central European Distribution Corporation

610-660-7817